Exhibit 99.1

             Williams Controls Reports Third Quarter 2004 Results

    PORTLAND, Ore., Aug. 16 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC: WMCO) today announced results for its 2004 third quarter ended June 30, 2004. Net sales of $15,127,000 were 22.2% higher than the net sales of $12,381,000 recorded for the corresponding quarter last year. Net sales for the nine months ended June 30, 2004 increased $4,726,000, or 12.6%, to $42,142,000 from $37,416,000 for the comparable period in fiscal 2003. Net income was $1,472,000, or $.04 per diluted share, for the third quarter of fiscal 2004, compared to a net loss allocable to common shareholders of $373,000, or ($.02) per diluted share, for the corresponding quarter in 2003. For the nine months ended June 30, 2004, net income was $3,724,000, or $.11 per diluted share, compared to a net loss allocable to common shareholders of $164,000, or ($.01) per diluted share, for the nine months ended June 30, 2003.
    The $2,746,000 sales increase for the third quarter was driven by higher unit sales volumes for heavy truck and transit bus resulting in an increase of $4,026,000, or 36.3%, in sales from these product lines. This increase was partially offset by reduced sales of $1,280,000 due to the sale of the passenger car and light truck product lines on September 30, 2003.
    Operating income from continuing operations in the third quarter of 2004 improved to $2,646,000, compared to $383,000 for the same quarter of 2003, due to elimination of the negative gross margins from the passenger car and light truck product lines, higher truck sales volumes and an overall reduction in operating expenses. Research and development, selling and administration expenses were higher for heavy truck and transit bus primarily due to increased product and customer development efforts; however, these expenses in total were lower in the third quarter of fiscal 2004, compared to the third quarter of 2003, due to the sale of the passenger car and light truck product lines.
    Sales for the nine months ended June 30, 2004 also increased due to higher unit sales volume for the heavy truck and transit bus product lines. Sales for these product lines increased $4,726,000, or 12.6%, compared to the same period in fiscal 2003. This increase was partially offset by the elimination of $3,307,000 of sales related to the passenger car and light truck product lines.
    Operating income from continuing operations for the nine months ending June 30, 2004 improved to $6,833,000, compared to $1,747,000 for the corresponding nine months of 2003. Gross margins improved 64.5% to $13,332,000 in the first nine months of 2004, due to higher heavy truck sales volumes and elimination of the negative gross margins from the passenger car and light truck product lines. Additionally, gross margins for the first nine months of 2003 were adversely impacted by a $985,000 charge for higher than normal warranty claims with one heavy truck customer. For the first nine months of fiscal 2004, research and development, selling and administration expenses were higher for heavy truck and transit bus primarily due to increased product and customer development efforts; however, the total of these expenses were lower than the comparable nine months of 2003 due to the sale of the passenger car and light truck product lines. Additionally, the first nine months of fiscal 2003 included a gain of $951,000 from a settlement with a prior automotive customer, which improved fiscal 2003 operating income.
    Williams Controls' Board Chairman Gene Goodson stated, "This is the third consecutive quarter of continuing improvement in earnings following the sale of our passenger car and light truck product lines." He continued, "additionally we are also benefiting from the continuing improvement in our core heavy truck market." He concluded, "currently Williams is well positioned with the improved truck markets, improved balance sheet and the recently announced naming of Patrick Cavanagh as our new President and Chief Executive Officer."

    ABOUT WILLIAMS CONTROLS
    Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.

    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: the factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations; competition; and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.


                           Williams Controls, Inc.
                    Consolidated Statements of Operations
         (Dollars in  thousands, except share and per share amounts)

                             Three       Three         Nine         Nine
                             months      months        months       months
                             ended       ended         ended        ended
                            6/30/04     6/30/03       6/30/04      6/30/03
                          (unaudited) (unaudited)   (unaudited) (unaudited)

    Net sales              $15,127      $12,381      $42,142      $37,416
    Cost of sales           10,098        9,541       28,810       29,311
    Gross margin             5,029        2,840       13,332        8,105
    Research and
     development expense       858          974        2,236        2,725
    Selling expense            339          330          901          993
    Administration expense   1,186        1,153        3,362        3,591
    Gain on settlement
     with customer              --           --           --        (951)
    Operating income from
     continuing operations   2,646          383        6,833        1,747
    Interest income            (1)          (2)          (2)         (23)
    Interest expense -
     Series B Preferred
     Stock dividends and
     accretion                 822           --        2,382           --
    Interest expense - Debt     17           99           56          426
    Other (income) expense,
     net                       253         (19)          248        (160)
    Income from continuing
     operations before
     income taxes            1,555          305        4,149        1,504
    Income tax expense
     (benefit)                  42            -          136        (300)
    Net income from
     continuing operations   1,513          305        4,013        1,804
    Discontinued Operations
     - Loss (income)            41         (19)          289         (40)
    Net income               1,472          324        3,724        1,844
    Preferred dividends
     and accretion of
     Series B Preferred
     Stock                      --        (697)           --      (2,008)
    Net income (loss)
     allocable to common
     shareholders           $1,472       $(373)       $3,724       $(164)

    Earnings per share information:

    Income (loss) per
     common share from
     continuing operations
     - basic                 $0.04      $(0.02)        $0.12      $(0.01)
    Income (loss) per
     common share from
     discontinued operations
     - basic                  0.00         0.00       (0.01)         0.00
    Net income (loss)
     per common share
     - basic                 $0.04      $(0.02)        $0.11      $(0.01)
    Weighted average
     shares used in per
     share calculation
     - basic            34,769,175   20,125,492   33,144,151   20,103,125

    Income (loss) per
     common share from
     continuing operations
     - diluted               $0.04      $(0.02)        $0.11      $(0.01)
    Income (loss) per
     common share from
     discontinued operations
     - diluted                0.00         0.00         0.00         0.00
    Net income (loss)
     per common share
     - diluted               $0.04      $(0.02)        $0.11      $(0.01)
    Weighted average
     shares used in per
     share calculation
     - diluted          59,048,884   20,125,492   56,365,989   20,103,125


                           Williams Controls, Inc.
                         Consolidated Balance Sheets
                            (Dollars in thousands)

                                                     June 30,  September 30,
                                                       2004           2003
                                                    (unaudited)   (unaudited)
                        Assets

    Current Assets:
       Cash and cash equivalents                      $6,049           $101
       Trade accounts receivable, net                  8,630          7,015
       Other receivables                                 491          7,185
       Inventories, net                                3,814          4,053
       Prepaid expenses and other current assets         546            330
          Total current assets                        19,530         18,684

    Property, plant and equipment, net                 5,361          5,647
    Other assets, net                                    551            576
          Total assets                               $25,442        $24,907

           Liabilities and Shareholders' Deficit

    Current Liabilities:
       Accounts payable                               $3,755         $4,027
       Accrued expenses                                3,938          6,698
       Current portion of employee
        benefit obligations                            2,949          2,098
       Current portion of long-term debt
        and capital leases                               332          4,658
          Total current liabilities                   10,974         17,481

    Long-term debt and capital lease obligations         151            402
    Employee benefit obligations                       7,043          8,095
    Mandatory redeemable Convertible Series B
     Preferred Stock, net                             18,454         16,072

    Shareholders' Deficit:
       Preferred stock (Series A and A-1)                  1              1
       Common stock                                      230            201
       Additional paid-in capital                     24,434         22,224
       Accumulated deficit                          (29,676)       (33,400)
       Treasury Stock                                  (377)          (377)
       Other comprehensive loss -
        Pension liability adjustment                 (5,792)        (5,792)
          Total shareholders' deficit               (11,180)       (17,143)
          Total liabilities and
           shareholders' deficit                     $25,442        $24,907


SOURCE  Williams Controls, Inc.
    -0-                             08/16/2004
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, +1-503-684-8600/
    /Web site:  http://www.wmco.com /
    (WMCO)

CO:  Williams Controls, Inc.
ST:  Oregon
IN:  AUT CPR ECP OTC
SU:  ERN